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                                                                      EXHIBIT 99
The Loewen Group Inc.     September 20, 1996       Page 1

Stock Symbols:                        Investor Contacts:
Nasdaq:  LWNG                         Paul Wagler, Senior Vice President,
TSE:     LWN                          Finance
ME:      LWN                          Dwight Hawes, Vice President, Finance
                                      The Loewen Group Inc.
                                      Tel: (800) 347-7010

                                      Howard A. Lipson
                                      Blackstone Capital Partners
                                      Tel: (212) 836-9844

(All amounts listed in                Media Contacts:
U.S. dollars)                         Dave Laundy, Vice President,
                                      Communications
                                      The Loewen Group Inc.
                                      Tel: (604) 293-7857

                                      Thomas C. Franco
                                      Rohit J. Menezes
                                      Broadgate Consultants, Inc.
                                      Tel: (212) 229-2222


                             FOR IMMEDIATE RELEASE
                             ---------------------

THE LOEWEN GROUP AND BLACKSTONE CAPITAL PARTNERS TO ACQUIRE ROSE HILLS MEMORIAL PARK


    *       Rose Hills Assets Include Largest Cemetery and Mortuary in the U.S.
    *       Second Joint Transaction for Blackstone and Loewen
    *       Rose Hills to Use Proceeds to Fund New Charitable Foundation

VANCOUVER, BRITISH COLUMBIA, SEPTEMBER 20, 1996-The Loewen Group Inc. announced today that a new company formed in partnership with Blackstone Capital Partners II Merchant Banking Fund L.P. has entered into a definitive agreement to acquire the cemetery and mortuary operations and assets of The Rose Hills Memorial Park Association and Roses, Inc., of Los Angeles for $240 million.
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The Loewen Group Inc.     September 20, 1996       Page 2

Among Rose Hills' operations and assets are Rose Hills Memorial Park, the largest cemetery in North America, and its mortuary, which serves more families annually than any other single location mortuary in the United States. As part of the transaction, 14 funeral homes and two combination funeral home/cemetery operations currently owned by Loewen in Los Angeles and Orange Counties will be integrated into the new company.

"This transaction-which we expect will be additive to earnings per share-is part of Loewen's long-term growth plan to acquire strategic operators consisting of larger urban properties as well as small, family-owned funeral homes and cemeteries, a strategy which is making Loewen the trendsetter in our industry and adding long-term value for our shareholders," said Ray Loewen, chairman and chief executive officer of The Loewen Group.

"One of the characteristics that distinguishes us from our competition is that we work with our local partners to provide the management and financial resources required to enhance service. Rose Hills, with its distinguished history and prominent market position, is an important alliance for the future and one we're all very proud of," said Mr. Loewen.

This is the second transaction in which Blackstone Group has chosen to partner with Loewen. Blackstone and Loewen recently formed a new company which purchased Prime Succession Inc. of Batesville, Indiana, previously North America's fourth largest supplier of funeral services, for $320 million.

Since the first of the year The Loewen Group has closed or signed approximately $715 million in acquisitions, not including the Rose Hills and Prime Succession transactions valued at over $560 million. The Company has acquired 118 funeral homes, 92 cemeteries, and two insurance companies, with an aggregate purchase price of approximately $431 million. In addition, the Company has signed agreements for the acquisition of 73 funeral homes and 90 cemeteries for an estimated aggregate purchase price of $284 million.

"We are pleased to again partner with The Loewen Group, which continues to demonstrate industry leadership," said Stephen A. Schwarzman, Blackstone's president and chief executive officer. "Rose Hills is a unique asset and we are confident that under joint ownership with Loewen its position as one of the premier properties in the industry can be maintained and expanded upon."

Financing for the transaction includes investment by Loewen in both common and preferred shares and investment by Blackstone and its affiliates in common shares of the new company. Loewen will contribute its Los Angeles properties for additional preferred shares. The remainder of the financing is expected to include debt from banks and other financial institutions.

"Rose Hills is pleased to be associated with The Loewen Group, the premier company in the funeral service business," said John C. Argue, chairman of the board of The Rose Hills





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The Loewen Group Inc.     September 20, 1996       Page 3


Memorial Park Association. "Loewen is committed to maintaining and enhancing the quality of our mortuary and cemetery services, which we have long taken such pride in at Rose Hills."

Under the terms of the transaction, Loewen will have the option to purchase Blackstone's interest in Rose Hills after four years. "The structure of this transaction enables the Company to effectively lock in ownership of a strategic property while maintaining financial flexibility to pursue our ongoing program of acquiring both large and small operations," said Mr. Loewen.

Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates will be the controlling stockholders in the new venture and will control the Board of Directors. Loewen will have an equity interest in the Company.

The transaction is expected to close by mid-December, 1996 and is subject to a number of conditions, including regulatory approvals and financing.

The Board of Trustees of The Rose Hills Memorial Park Association has announced that proceeds from the sale of Rose Hills assets and operations to Blackstone and Loewen will be used to create a major new charitable foundation with assets of approximately $250 million dedicated to projects and institutions benefiting the quality of life in southern California. The Board of Trustees anticipates that the new foundation will be making annual grants in the $12 million - $13 million range.

With offices in Vancouver, Cincinnati, and Philadelphia, The Loewen Group is the second largest funeral and cemetery services company in North America, employing over 13,000 people, and operating 931 funeral homes and 271 cemeteries across the United States and Canada. More than 90 percent of the Company's revenue is generated in the United States. The Company recently announced its intention to list its shares on the New York Stock Exchange. For the past five years, Loewen has generated a compounded annual revenue growth rate in excess of 40 percent per annum.

The Blackstone Group is a private investment bank based in New York and founded in 1985 by Peter G. Peterson, its current chairman, and Stephen A. Schwarzman. The Blackstone Group's main businesses include strictly friendly principal investments, real estate investing and asset management, restructuring and merger and acquisition advisory services. Blackstone Capital Partners II Merchant Banking Fund L.P., the firm's principal investment vehicle, has approximately $1.3 billion of committed equity capital.

A primary thrust of Blackstone's investment strategy is to invest in promising situations together with major corporations. Several of Blackstone's most successful investments have been in the corporate partnership form. Previous Blackstone corporate partnership investments have been with Aon, CNA, EDS, Mitsubishi, Time Warner, Union Carbide, Union Pacific and USX.




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